UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): July 31, 2020 (July 27, 2020)

PDL Community Bancorp

(Exact name of Registrant as Specified in Its Charter)

Federal	001-38224	82-2857928
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2244 Westchester Avenue Bronx, NY		10462
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (718) 931-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDLB	The NASDAQ Stock Market, LLC

Item 8.01	Sale of real property related to former location of branch office

On July 27, 2020, Ponce Bank (the “Bank”), the subsidiary of PDL Community Bancorp (the “Company”), completed the sale of the real property that was owned by the Bank and was the former location of a branch banking office, located at 30 East 170th Street, Bronx, New York (the “Real Property”). The purchase price for the Real Property was $4.7 million. The Bank’s carrying value of the Real Property as of July 27, 2020 was $82,000. The Bank incurred expenses related to the sale of the Real Property of approximately $250,000. The Bank anticipates recording a gain on sale of approximately $4.4 million.

The Bank has concurrently entered into a contract to purchase an existing property intended to become a full service branch banking office in a like-kind exchange. This property is located at 135-14 Northern Boulevard, Flushing NY 11354. The transaction is contingent upon, among other things, an acceptable feasibility study and necessary regulatory approvals. Assuming the contingencies are satisfied and the like-kind exchange is completed, the Bank may be permitted to defer payments of the capital gains tax associated with the sale of the Real Property.

There is no material relationship between the Bank and the Company and the Purchaser of the Real Estate and its affiliates.

The Bank had previously relocated the branch banking operations to another location in the immediate neighborhood and, therefore, the transaction did not have a negative impact on the Bank's branch banking operations.

A copy of the press release announcing the sale of the Real Property is attached as Exhibit 99.1 hereto.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated July 31, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PDL Community Bancorp

Date: July 31, 2020	By:	/s/ Carlos P. Naudon
Carlos P. Naudon
President and Chief Executive Officer